SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
MEDTRONIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0793183

(State or Other Juris- diction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(Address of Principal Executive Office and Zip Code)
Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan
(formerly the Kyphon Inc. 2002 Stock Plan)
James Nathan Spolar, Esq.
Senior Legal Counsel and Assistant Secretary
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered (1)	Registered (2)	Per Share	Offering Price (2)	Registration Fee
Common stock, $0.10 par value	3,456,799 shares	$ 27.97 (3)	$ 96,686,668.03	$ 2,968.28
Common stock, $0.10 par value	433,201	$ 46.34 (4)	$ 20,074,534.34	$ 616.29
$ 3,584.57

(1)	Amount to be registered consists of 3,890,000 shares of common stock of Medtronic, Inc. to be issued as either stock options, restricted stock awards, restricted stock unit awards or other equity-based awards (together, the “Awards”) pursuant to the Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan (the “Plan”) (as adopted by the Registrant effective as of November 2, 2007) in connection with the merger of Kyphon Inc. with and into the Registrant pursuant to the July 26, 2007 Agreement and Plan of Merger among the Registrant, Jets Acquisition Corporation and Kyphon Inc (the “Merger Agreement”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 (the “Securities Act”).

(3)	Reflects the weighted average exercise price of the options to purchase shares of Medtronic’s common stock.

(4)	Based on the average of the high and low trading price of shares of Medtronic’s common stock as reported on NYSE on November 12, 2007.

On July 26, 2007, the Board of Directors of the Registrant resolved to treat the outstanding Awards under the Plan, as set forth in the Merger Agreement. The Registrant filed with the Securities and Exchange Commission (the “Commission”) the following Registration Statement on Form S-8 relating to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), to be offered as awards under the Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan (the “Plan”). The Registrant is hereby registering 3,890,000 shares issuable under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          (a) The documents constituting Part I of this Registration Statement will be sent or given to recipients of the Awards as specified by Rule 428(b)(1) under the Securities Act.
          (b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to recipients of the Awards pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the following address:
Investor Relations Department
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:
(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or either (I) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, or (II) the Registrant’s effective registration statement on Form 10 or 10-SB filed under the Securities Exchange Act of 1934 containing audited financial statements for the Registrant’s latest fiscal year;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the documents referred to in (a) above;

(c)	The description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4: Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
          Medtronic’s Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party’s actions or omissions as a director, officer, or employee of Medtronic or any subsidiary of Medtronic or of any other corporation, limited liability company, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director, officer or employee of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer, director or employee can establish that he or she (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic’s Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the extent permitted by law, provided, however that Medtronic’s Restated Articles of Incorporation shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; (iv) violations of certain Minnesota securities laws; (v) for any transaction from which the director derived an improper personal benefit; or (vi) for any act or omission occurring prior to the effective date of the applicable provision of Medtronic’s Restated Articles of Incorporation.
          Medtronic has established a Directors and Officers Indemnification Trust, a copy of which has been filed with the SEC.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4.1	Medtronic Restated Articles of Incorporation, as amended

4.2	Medtronic Bylaws, as amended

5.1	Opinion as to the legality of the issuance of the ordinary shares offered hereby

10.1	Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan

23.1	Consent of independent registered public accounting firm

23.2	Consent of counsel

24.1	Powers of attorney
          If applicable, the Registrant will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”), if required, and in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 14th day of November, 2007.

MEDTRONIC, INC.
By:	/s/ William A. Hawkins
William A. Hawkins
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 14th day of November, 2007.

By:	/s/ William A. Hawkins
William A. Hawkins
President and Chief Executive Officer (principal executive officer)

By:	/s/ Gary L. Ellis
Gary L. Ellis
Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

Richard H. Anderson*	)
David L. Calhoun*	)
Arthur D. Collins, Jr.*	)
William A. Hawkins*	)
Shirley Ann Jackson, Ph.D.*	)
James T. Lenehan*	)	Directors
Denise M. O’Leary*	)
Kendall J. Powell*	)
Robert C. Pozen*	)
Jean-Pierre Rosso*	)
Jack W. Schuler*	)

*     Terrance L. Carlson, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons on the 14th day of November, 2007.

By:	/s/ Terrance L. Carlson
Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description	Method of Filing

4.1	Medtronic Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q, filed September 5, 2007

4.2	Medtronic Bylaws	Incorporated by reference to
Exhibit 3.2 to the Registrant’s Form 10-K, filed June 30, 2004

5.1	Opinion of counsel as to the legality of the issuance of the shares offered hereby	Filed herewith

10.1	Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of counsel	Included in Exhibit 5.1

24.1	Power of attorney	Filed herewith